Exhibit 99.1
NEWS RELEASE

Date: August 4, 2009	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather Burnham
Phone: 949-851-1473
http://www.corvel.com
CorVel Announces Revenues and Earnings
IRVINE, California, August 4, 2009 — CorVel Corporation (NASDAQ: CRVL) reported earnings per share of $0.49 for the quarter ended June 30, 2009, a 24% increase compared to $0.40 in the same quarter of the prior year. The Company reported quarterly revenues of $81 million, a 4% increase compared to $78 million in the same quarter of the prior year.
The Company’s results are reflective of improved growth in the Network Solutions product line and growth of the Company’s integrated claims management services. Growth within Network Solutions was the result of improved savings outcomes for clients combined with improving transaction volumes and growth in specialty review business. New customers and the integration of CorVel’s entire suite of products has helped the Company’s growth in claims management services. The Company continues to invest in software development across product lines and focuses on the incorporation of artificial intelligence capabilities and workflow management tools for the management of workers’ compensation claims and all associated medical and indemnity costs.
CorVel currently conducts electronic interfaces with various government entities as well as between itself and other private sector payors. During the quarter, the Company successfully launched clearinghouse services in Minnesota in response to the State’s mandated electronic billing and connectivity between all group purchasers and healthcare providers, or their agents beginning July 15, 2009. In addition, the Company continued the development of Agent services under the new Medicare legislation requiring expanded reporting for insurers, third party administrators and employers. The Company currently provides Medicare Set-Aside (MSA) services for workers’ compensation and general liability customers throughout the country, and is expanding that service offering to include communications soon to be mandated under the legislation covering Centers for Medicare/Medicaid Services (CMS) requirements. Such activities reflect the growing volume of electronic activity in healthcare records processing and leverage the Company’s longstanding investment in related information processing facilities and software.
About CorVel
CorVel Corporation (http://www.corvel.com/) is a national provider of leading-edge services and solutions in the field of disability management. CorVel specializes in applying information technology and e-commerce applications to improve healthcare management in the workers’

compensation, group health, auto and disability management insurance markets. The Company provides networks of preferred providers, claims administration, case management, utilization management, and medical bill review to more than 2,000 clients nationwide. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s results of operations and the benefits of its growth and investment strategies and the extension of the Company’s services relating to compliance with new Medicare legislation and electronic processing regulations.. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.
The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2009. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Quarterly Results — Income Statement (Unaudited)
First Quarter Ended June 30, 2008 and 2009

	Quarter Ended	Quarter Ended
	June 30, 2008	June 30, 2009

Revenues	$78,201,000	$81,312,000
Cost of revenues	58,268,000	60,170,000

Gross profit	19,933,000	21,142,000

General and administrative	10,807,000	10,450,000

Income from operations	9,126,000	10,692,000

Income tax expense	3,559,000	4,288,000

Net income	$5,567,000	$6,404,000

Earnings Per Share:
Basic	$0.40	$0.50
Diluted	$0.40	$0.49

Weighted Shares
Basic	13,816,000	12,925,000
Diluted	14,045,000	13,056,000
CorVel Corporation
Quarterly Results — Condensed Balance Sheet (Unaudited)
March 31, 2009 and June 30, 2009

	March 31, 2009	June 30, 2009

Cash	$14,681,000	$20,240,000
Accounts receivable, net	41,249,000	42,991,000
Prepaid expenses and taxes	4,841,000	3,312,000
Deferred income taxes	4,531,000	4,475,000
Property, net	29,790,000	28,756,000
Goodwill and other assets	46,117,000	45,948,000

Total	$141,209,000	$145,722,000

Accounts and taxes payable	$18,553,000	$17,480,000
Accrued liabilities	18,653,000	17,534,000
Deferred tax liability	7,706,000	7,872,000
Paid in capital	84,324,000	85,106,000
Treasury stock	-185,762,000	-186,409,000
Retained earnings	197,735,000	204,139,000

Total	$141,209,000	$145,722,000